Exhibit 1(h)

               MERRILL LYNCH SHORT TERM U.S. GOVERNMENT FUND, INC.

                              ARTICLES OF AMENDMENT

      MERRILL LYNCH SHORT TERM U.S. GOVERNMENT FUND, INC., a Maryland corporation (the "Corporation"), does hereby certify to the State Department of Assessments and Taxation of Maryland that:

      FIRST: The Corporation desires to amend its charter as currently in effect. As of immediately before the amendment to the Corporation's Charter described below, the shares of common stock of the Corporation, par value $.10 per share (the "Common Stock"), are divided into classes having the following designations: Class A Common Stock, Class B Common Stock, Class C Common Stock and Class I Common Stock.

      SECOND: Pursuant to Section 2-605 of the Maryland General Corporation Law, the charter of the Corporation is hereby amended as follows:

            (i) The Class A Common Stock is hereby redesignated "Class A1 Common Stock." The Class A1 Common Stock shall retain the same preferences, conversions and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of the former Class A Common Stock;

            (ii) The Class B Common Stock is hereby redesignated "Class B1 Common Stock." The Class B1 Common Stock shall retain the same preferences, conversions and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of the former Class B Common Stock; and

            (iii) The Class C Common Stock is hereby redesignated "Class C1 Common Stock." The Class C1 Common Stock shall retain the same preferences, conversions and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of the former Class C Common Stock.

      THIRD: These Articles of Amendment have been approved by a majority of the entire Board of Directors of the Corporation and are limited to a change expressly authorized by Section 2-605 of the Maryland General Corporation Law and are therefore made without action by the stockholders.

      FOURTH: The authorized capital stock of the Corporation has not been increased by these Articles of Amendment.

      FIFTH: As amended hereby, the Corporation's Charter shall remain in full force and effect.

      SIXTH: These Articles of Amendment shall be effective as of 8:00 a.m. on the 29th day of September, 2003.

      IN WITNESS WHEREOF, MERRILL LYNCH SHORT TERM U.S. GOVERNMENT FUND, INC. has caused these presents to be signed in its name and on its behalf by its President and witnessed by its Secretary as of the 24th day of September, 2003.

                             MERRILL LYNCH SHORT TERM U.S. GOVERNMENT FUND, INC.

                             By:      /s/ Terry K. Glenn
                                -----------------------------------------------
                                      Terry K. Glenn, President

Witness:

    /s/ Bradley J. Lucido
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Bradley J. Lucido, Secretary

      THE UNDERSIGNED, President of the Corporation, who executed on behalf of the Corporation the foregoing Articles of Amendment of which this certificate is made a part, hereby acknowledges in the name and on behalf of the Corporation the foregoing Articles of Amendment to be the corporate act of the Corporation and further certifies, as to all of the matters and facts required to be verified under oath, that to the best of his knowledge, information and belief, the matters and facts set forth herein are true in all material respects, under the penalties of perjury.

                                       /s/ Terry K. Glenn
                               ------------------------------------------------
                                       Terry K. Glenn, President


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